NEWS RELEASE


                                                    Corporate Headquarters:
                                                    Dorman Products, Inc.
                                                    3400 East Walnut Street
                                                    Colmar, Pennsylvania 18915
                                                    Fax: (215)997-8577

For Further Information Contact:                    Visit our Home Page:
Mathias J. Barton, CFO                              www.dormanproducts.com
(215)997-1800 x 5132 E-mail:
MBarton@dormanproducts.com



Dorman Products, Inc. Reports Sales and Earnings for the Third Quarter Ended September 27, 2008

         Colmar,Pennsylvania(October 31, 2008) - Dorman Products, Inc. (NASDAQ:DORM) today announced financial results for the third quarter ended September 27, 2008.

         Sales increased 10% to $91.2 million for the three months ended September 27, 2008 from $83.2 million last year. Revenue growth was driven by several large line updates that shipped during the quarter, higher new product sales and increased market penetration.

         Reported net income in the third quarter of 2008 was $5.0 million compared to net income of $5.7 million in the same period last year. Reported diluted earnings per share in the third quarter of 2008 were $0.28 compared to $0.31 in the same period last year. Prior year results include a $0.02 per share benefit from a reduction in vacation expense as a result of a change in our vacation policy. Excluding the impact of this adjustment, net income in the third quarter of 2008 was $5.0 million compared to net income of $5.4 million in the same period last year and diluted EPS in the third quarter of 2008 decreased to $0.28 from $0.29 in the same period last year.

         For the thirteen weeks ended September 27, 2008 and September 29, 2007:

        o Gross profit margin was 32.4% compared to 35.5% in the prior year. The decrease is primarily the result of strategic investments to grow market share and higher material and shipping costs. During the second and third quarters of 2008 we experienced significant increases in the cost of our materials and transportation costs as a result of commodity price increases and weakness in the U.S. dollar. We expect to be able to offset a portion of these cost increases with higher selling prices and through the use of alternate sources of supply.

        o Selling, general and administrative expenses for the thirteen weeks ended September 27, 2008 increased 6% to $21.0 million from $19.9 million in the same period last year. Results for the thirteen weeks ended September 29, 2007, include a $0.4 million reduction in vacation expense due to the vacation policy change mentioned above. A tighter focus on cost control resulted in S,G&A increasing just 4% before the vacation adjustment despite our 10% sales growth during the quarter. Costs increased due to higher variable costs related to our sales growth and increased staffing levels in product development, engineering and quality control. These increases were partially offset by cost reductions and incentive compensation expense which was $0.3 million lower in the thirteen weeks ended September 27, 2008, than in the prior year due to lower earnings levels in 2008.

        o Interest expense, net, decreased to $0.2 million in the thirteen weeks ended September 27, 2008 from $0.5 million in the same period last year due to lower borrowing levels and interest rates.

         Revenues for the nine months ended September 27, 2008 were up 8% to $261.6 million from $243.3 million last year. The favorable effect of foreign currency exchange and the net impact of an acquisition and a sale of assets accounted for approximately 2% of the net sales increase. The remaining increase is primarily the result of increased revenues from new product sales and increased market penetration.

         Reported net income in the first nine months of 2008 was $13.0 million compared to net income of $15.5 million in the same period last year. Reported diluted earnings per share in the nine months ended September 28, 2008 were $0.72 compared to $0.86 in the same period last year. Excluding the vacation adjustment in 2007, net income in the first nine months of 2008 was $13.0 million compared to net income of $14.7 million in the same period last year and diluted EPS for the first nine months of 2008 decreased to $0.72 from $0.81 in the same period last year.

         Mr. Richard Berman, Chairman and Chief Executive Officer, said, "Sales growth in the quarter was strong as we shipped several large customer rollouts. Our margin decline from the second quarter reflects the impact of rising commodity prices and the weak dollar. We have not cut back on our new product development efforts despite the softening economy as we remain committed to maintaining our leadership position in aftermarket with innovative new products and solutions for our customers and end users. We look forward to sharing many of our most recent new product opportunities with our customers during next week's AAPEX/AAIW Show."

         Dorman Products, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the OE Solutions (TM), HELP! (R), AutoGrade (TM), First Stop (TM), Conduct-Tite (R), Symmetry (R) and Scan-Tech (R) brand names.

         Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's 2007 Annual Report on Form 10-K under "Item 1A - Risk Factors."

                  DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                   Consolidated Statements of Operations
                 (in thousands, except per-share amounts)

                                            13 Weeks           13 Weeks
Third Quarter (unaudited)              9/27/08     Pct.    09/29/07   Pct.
Net sales                              $91,202    100.0    $83,174   100.0
Cost of goods sold                      61,697     67.6     53,670    64.5
Gross profit                            29,505     32.4     29,504    35.5
Selling, general and
 administrative expenses                21,010     23.1     19,853    23.9
Income from operations                   8,495      9.3      9,651    11.6
Interest expense, net                      221      0.2        512     0.6
Income before income taxes               8,274      9.1      9,139    11.0
Provision for income taxes               3,226      3.6      3,460     4.2
Net income                             $ 5,048      5.5    $ 5,679     6.8
Earnings per share
     Basic                             $  0.29       -     $  0.32      -
     Diluted                           $  0.28       -     $  0.31      -
Average shares outstanding
     Basic                              17,660       -      17,695      -
     Diluted                            18,046       -      18,145      -




                                             39 Weeks          39 Weeks
Year to Date (unaudited)              09/27/08      Pct.   09/29/07      Pct.
Net sales                             $261,638     100.0   $243,263     100.0
Cost of goods sold                     177,265      67.8    158,913      65.3
Gross profit                            84,373      32.2     84,350      34.7
Selling, general and
 administrative expenses                62,463      23.8     57,863      23.8
Income from operations                  21,910       8.4     26,487      10.9
Interest expense, net                      774       0.3      1,551       0.6
Income before income taxes              21,136       8.1     24,936      10.3
Provision for income taxes               8,173       3.1      9,427       3.9
Net income                             $12,963       5.0    $15,509       6.4
Earnings per share
     Basic                             $  0.73        -     $  0.88         -
     Diluted                           $  0.72        -     $  0.86         -
Average shares outstanding
     Basic                              17,684        -      17,691         -
     Diluted                            18,059        -      18,130         -

                  DORMAN PRODUCTS, INC. SUBSIDIARIES
                 Condensed Consolidated Balance Sheets
                              (Unaudited)
                             (in thousands)

                                       09/27/08                        12/29/07
Assets:
Cash and cash equivalents             $  7,100                         $  6,918
Accounts receivable                     84,865                           76,897
Inventories                             90,057                           80,565
Deferred income taxes                   10,751                           10,111
Prepaid expenses                         2,236                            1,921
Total current assets                   195,009                          176,412
Property & equipment                    25,555                           25,680
Goodwill                                26,633                           26,662
Other assets                             1,564                            1,901
Total assets                          $248,761                         $230,655

Liability & Shareholders' Equity:
Current portion of long-term debt     $     85                         $  8,654
Accounts payable                        22,077                           18,752
Accrued expenses and other               9,519                           10,718
Total current liabilities               31,681                           38,124
Long-term debt and other                22,935                           10,811
Deferred income taxes                    8,625                            7,862
Shareholders' equity                   185,520                          173,858
Total Liabilities and Equity          $248,761                         $230,655


Selected Cash Flow Information:
(in thousands)                     13 Weeks (unaudited)    39 Weeks (unaudited)
                                   --------------------    --------------------
                                   09/27/08    09/29/07       09/27/08 09/29/07
Depreciation and
 amortization                      $ 1,893       $2,004        $ 5,707   $5,752
Capital Expenditures               $ 2,189       $1,409        $ 5,792   $4,061

                  DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                    Reconciliation of Non-GAAP Measures
                 (in thousands, except per-share amounts)

This press release contains non-GAAP measures which adjust net income and diluted earnings per share to exclude the impact of the following item:
         - Effective December 31, 2006, we changed our vacation policy so that vacation is earned ratably throughout the year rather than at the end of the preceding year. This change resulted in a reduction in our vacation accrual of $1.8 million in 2007, $0.4 million of which was recorded in the three months ended September 29, 2007, and $1.3 million of which was recorded in the nine months ended September 29, 2007.
The presentation of these non-GAAP measures is intended to enhance the usefulness of the financial information by providing measures which the Company's management uses internally to evaluate the Company's baseline performance. A reconciliation of net income and diluted earnings per share follows:

                                                13 Weeks (unaudited)
                                  ---------------------------------------------
                                  09/27/08              09/29/07        %Change
Net income, as reported           $  5,048                $5,679         -11.1%
  Less:Vacation adjustment
       net of tax                        -                  (332)           N/A
                                  _____________________________________________
Net income, as adjusted           $  5,048                $5,347          -5.6%
                                  _____________________________________________

Diluted EPS, as reported          $   0.28                 $0.31          -9.7%
  Less:Vacation adjustment
       net of tax                        -                 (0.02)           N/A
                                  _____________________________________________
Diluted EPS, as adjusted          $   0.28                 $0.29          -3.4%
                                  _____________________________________________


                                                  39 Weeks (unaudited)
                                  ---------------------------------------------
                                  09/27/08              09/29/07        %Change
Net income, as reported           $  12,963             $  15,509        -16.4%
  Less:Vacation adjustment
       net of tax                        -                   (821)          N/A
                                  _____________________________________________
Net income, as adjusted           $  12,963              $ 14,688        -11.7%
                                  _____________________________________________

Diluted EPS, as reported          $   0.72                 $0.86         -16.3%
  Less:Vacation adjustment
       net of tax                        -                 (0.05)           N/A
                                  _____________________________________________
Diluted EPS, as adjusted          $   0.72                 $0.81         -11.1%
                                  _____________________________________________